Exhibit 99.1

COMMUNITY HEALTH SYSTEMS ANNOUNCES DEFINITIVE AGREEMENT

TO SELL SHOREPOINT HEALTH SYSTEM IN FLORIDA

FRANKLIN, Tenn. (November 22, 2024) – Community Health Systems, Inc. (NYSE: CYH) announced today that certain subsidiaries of the Company have entered into a definitive agreement to sell ShorePoint Health Port Charlotte in Port Charlotte, Florida, certain assets of ShorePoint Health Punta Gorda, in Punta Gorda, Florida, and certain ancillary businesses related to such facilities to subsidiaries of Adventist Health System Sunbelt Healthcare Corporation (AdventHealth) for $265 million in cash, subject to certain net working capital and other adjustments. Due to the effects of Hurricane Helene and Hurricane Milton, the Punta Gorda hospital has indefinitely suspended inpatient operations.

The transaction is expected to close in the first quarter of 2025, subject to regulatory approvals and closing conditions.

This transaction is among the additional potential divestitures discussed on the Company’s third quarter 2024 earnings call and in subsequent public appearances.

Cain Brothers, a division of KeyBanc Capital Markets, served as the exclusive financial advisor to AdventHealth on this transaction.

About Community Health Systems, Inc.

Community Health Systems, Inc. is one of the nation’s largest healthcare companies. The Company’s affiliates are leading providers of healthcare services, developing and operating healthcare delivery systems in 39 distinct markets across 15 states. The Company’s subsidiaries own or lease 69 affiliated hospitals with more than 11,000 beds and operate more than 1,000 sites of care, including physician practices, urgent care centers, freestanding emergency departments, occupational medicine clinics, imaging centers, cancer centers and ambulatory surgery centers.

The Company’s headquarters are located in Franklin, Tennessee, a suburb south of Nashville. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.” More information about the Company can be found on its website at www.chs.net.

Media Contact:
Tomi Galin

Executive Vice President, Corporate Communications, Marketing and Public Affairs

(615) 628-6607

Investor Contacts:
Kevin Hammons

President and Chief Financial Officer

(615) 465-7000

Anton Hie

Vice President – Investor Relations

(615) 465-7012

-END-